UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
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Footstar, Inc.
(Name of Registrant as Specified in its Charter)

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On June 6, 2008 Footstar, Inc. issued the following press release:

Media Contact: Wendi Kopsick/Jeremy Fielding Kekst and Company 212-521-4800	Investor Contact: Michael Lynch Chief Financial Officer 201-934-2577

FOR IMMEDIATE RELEASE

ISS RISKMETRICS AND GLASS LEWIS RECOMMEND FOOTSTAR SHAREHOLDERS
VOTE THE WHITE PROXY CARD IN FAVOR OF COMPANY’S DIRECTOR NOMINEES

Mahwah, NJ, June 6, 2008— Footstar, Inc. today welcomed the recommendations from both ISS RiskMetrics and Glass, Lewis & Co. – the nation's two leading independent proxy voting advisory firms –that shareholders vote on the WHITE proxy card solicited by Footstar management FOR its two director nominees, Adam Finerman and Gerald Kelly, at the Company’s upcoming Annual Meeting of Stockholders on June 17, 2008.

Jon Couchman, Chairman of the Board of Directors, stated, “We are delighted with this strong validation of our position. Both ISS RiskMetrics and Glass Lewis have recognized that our management and board are taking the right steps to assure a prompt liquidation and orderly wind down of Footstar.”

“We are working in a way that we believe will minimize the loss of suppliers, customers and employees, so that Footstar’s remaining six months of operations will be as smooth and profitable as possible. Further, the ISS RiskMetrics and Glass Lewis reports make it clear that Outpoint has no alternative plan to the board’s existing strategy to wind-down the company, and that Footstar and its shareholders are best served by electing Adam Finerman and Gerald Kelly, who are highly qualified, experienced, and committed to executing that plan. That is how we will ensure the prompt and efficient execution of the liquidation process, and maximize value for all shareholders,” commented Mr. Couchman.

In its report, ISS RiskMetrics concludes that:

•
“Management and the dissident have substantially the same strategic plan…Disrupting the board in the final few months of its wind down does not seem to provide any advantage for shareholders in general.”

•
“Management and the board have a strong record since emerging from bankruptcy…Since that time, shareholders have experienced a 120 percent TSR [Total Shareholder Return] (including cash distributions). The company’s nominees have been on the board during this period of strong performance.”

•
“In contrast, the dissident’s nominees do not appear to have relevant industry experience…The dissident has not adequately proved that the inclusion of its nominees to the board will ensure a more timely or efficient liquidation of the company than is currently in place.”

In its report, Glass Lewis states that:

•	“The Dissident has failed to provide a substantive plan that departs from the Company’s current strategy.”

•
“We do not believe the installation of the Dissident nominees is necessary at this time. We see no evidence suggesting that the Company is delaying or is otherwise unwilling to complete the anticipated liquidation in 2009. Thus, we find no reason to believe that the election of the Dissident nominees would provide more meaningful returns to shareholders than management’s current strategy.”

           Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly mail your enclosed WHITE proxy card in the postage-paid envelope provided. Should you prefer, you may vote in person or may deliver your proxy by telephone or by the internet by following the instructions on your WHITE proxy card.

           Footstar’s Board of Directors strongly urges you not to sign any proxy cards sent to you by Outpoint.  If you have previously signed an Outpoint proxy card, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

           If you have any questions or need assistance in voting your shares, please call or contact our proxy solicitor, MacKenzie Partners, Inc., which is assisting Footstar, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.

About Footstar, Inc.

Footstar, Inc. (OTCBB:FTAR) is a discount footwear retailer. The Company operates licensed footwear departments nationwide in Kmart and Rite Aid Stores.

NOTE:  Footstar's certificate of incorporation contains restrictions that prohibit parties from acquiring 4.75% or more of Footstar's common stock without its prior consent and as further provided therein.

Forward-Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of words such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning, in connection with any discussion of our financial statements, business, results of operations, liquidity, future operating or financial performance and other future events and circumstances.  Factors that could affect our forward-looking statements include, among other things, our ability to manage the anticipated wind-down of our current businesses in connection with the termination of our Kmart business, the impact of the payment of the $1.00 per share special distribution on June 3, 2008 on our future cash requirements and liquidity needs, both for our operating plans and any contingencies and obligations, and the other risks and uncertainties discussed more fully in our 2007 Annual Report on Form 10-K and our report on Form 10-Q for the first quarter of 2008. Because the information in this release is based solely on data currently available, it is subject to change and should not be viewed as providing any assurance regarding our future performance.  Actual results, performance, events, plans and expectations may differ from our current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to our business, financial condition, results of operations, liquidity or prospects.  Additionally, we do not plan to update any of our forward-looking statements based on changes in assumptions, changes in results or other events subsequent to the date of this release, other than as included in our future required SEC filings, or as may otherwise be legally required.